Exhibit No. 99.1

TRUSTEE’S DISTRIBUTION REPORT

To the Holders of:

CABCO Series 2004-1 Trust (Goldman Sachs Capital I) (the “Trust”) Class A-1 Callable Certificates, CUSIP: 12679Q206 (the “Class A-1 Certificates”) and Class B-1 Callable Certificates, CUSIP: 12679Q305 (the “Class B-1 Certificates”).

U.S. Bank Trust National Association, as trustee (the “Trustee”) for the Trust hereby gives notice with respect to the distribution occurring on May 28, 2013 (the “Final Distribution Date”) as follows:

1.	The aggregate amount of the distribution payable to the certificateholders on the Final Distribution Date allocable to principal and premium, if any, and interest expressed as a dollar amount, is as set forth below:

Class	Principal	Interest	Premium	Total Distribution
A-1	$62,500,000.00	$1,072,916.67	$0.00	$63,572,916.67
B-1	$0.00	$2,122,783.91	$0.00	$2,122,783.91

2.	The applicable pass-through rate for the calculation of interest distributable on the Class A-1 Certificates: 6.00% per annum. The Class A-1 Certificates were redeemed at a “Call Price” amount equal to the outstanding certificate principal balance on the Final Distribution Date of the Class A-1 Certificates plus accrued and unpaid interest.

3.	The applicable pass-through rate for the calculation of interest distributable on the Class B-1 Certificates: 0.345% per annum. The Class B-1 Certificates were redeemed at a “Call Price” amount equal to the sum of the present values of the Remaining Scheduled Interest Distributions on the Class B-1 Certificates distributable after the Final Distribution Date, discounted to that date on a semiannual basis (assuming a 360-day year consisting of twelve 30 day months) at a 8.64506% per annum Pricing Yield. The Class B-1 Certificates are interest-only certificates and did not receive payment of principal.

4.	The amount of aggregate interest due and not paid on the Class A-1 Certificates as of the Final Distribution Date is $0.00.

5.	The amount of aggregate interest due and not paid on the Class B-1 Certificates as of the Final Distribution Date is $0.00.

6.	The aggregate stated principal amount of 6.345% Goldman Sachs Capital I Capital Securities due February 15, 2034 (the “Underlying Securities”) held immediately prior to such Final Distribution Date was $62,500,000.00. $62,500,000 principal amount of Underlying Securities was distributed to the exercising Call Option holders on the Final Distribution Date, leaving $0 principal amount remaining in the Trust.

7.	The amounts received by the Trustee in respect of the Underlying Securities during the immediately preceding Underlying Securities interest accrual period were $0. The total amounts of the Call Price received with respect to the Class A-1 Call Options and Class B-1 Call Options from the exercising Call Option holders on the Final Distribution Date was $65,695,700.58.

8.	The aggregate certificate principal balance of the Class A-1 Certificates was $62,500,000.00 and the aggregate certificate notional amount of the Class B-1 Certificates was $62,500,000.00 at the close of business on the business day immediately preceding the Distribution Date. After giving effect to the Final Distribution, the remaining aggregate certificate principal balance of the Class A-1 Certificates was $0.00 and the remaining aggregate certificate notional amount of the Class B-1 Certificates was $0.00

9.	The current ratings of the Underlying Securities are not provided in this report. Ratings can be obtained from Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody’s Investors Service, Inc. by calling 212-553-0377.

10.	No fees have been paid to the Trustee from the assets of the Trust.

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee of CABCO Series 2004-1 Trust (Goldman Sachs Capital I)

By:	/s/ David J. Kolibachuk
Name: David J. Kolibachuk
Title: Vice President